Calculation of Filing Fee Tables

FORM S-1

BFFI GROUP INC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Securit
y
Type
Securit
y
Class
Title
Fee
Calculati
on
or Carry
Forward
Rule
Amount
Register
ed
ProposedMaxi
mm
Offering
Price Per
Security
Maximu
m
Aggrega
te
Offering
Price
Fee
Rate
Amount
of
Registrati
on Fee
Fees
to B
e
Paid
Equity
ordinar
y
shares,
$0.000
par
value
457(a)
3,000,00
0
Shares
$0.3
$900,00
0
0.00009
27
$83.43
Total Offering Amounts
$900,00
0

$83.43
Total Fees Previously Paid
$94.00
Net Fee Due
0.00